Exhibit 10.4

Execution version

CLAIMS Security ASSIGNMENT AGREEMENT

July 19, 2016

between

Auris Medical Holding AG

as Assignor

and

Hercules Capital, Inc.,

as Agent and Assignee

regarding the security assignment of
intercompany receivables

Claims Security Assignment Agreement

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THIS AGREEMENT is dated July 19, 2016

PARTIES

(1)	Auris Medical Holding AG, Bahnhofstrasse 21, 6300 Zug, Switzerland (the "Assignor");

(2)	Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301, USA (the "Agent")

BACKGROUND

(A)	Auris Medical Holding AG (as Borrower), Hercules Capital, Inc. (as Lender and Agent) and certain other lenders are parties to that certain loan and security agreement dated on or about the date hereof pursuant to which the Lender (as defined therein) has agreed to make available certain term loan advances to the Borrower (the "Loan and Security Agreement").

(B)	The Lender has agreed to make available to the Borrower such term loan advances conditional upon, inter alia, the Assignor assigning the Account Receivables (as defined below) to the Agent as security for the due and punctual satisfaction of the Secured Obligations (as defined in the Loan and Security Agreement).

(C)	The Assignor is willing to assign for security purposes the Account Receivables to the Agent according to the terms of this Agreement, and the Agent is willing to accept such assignment.

AGREED TERMS

1.	Interpretation and definitions

1.1	In this Agreement the following expressions shall have the following meanings:

"Account Receivables" means any and all present and future, actual and contingent assignable claims of the Assignor against Auris Medical AG, Switzerland, Otolanum AG, Switzerland, and any other Subsidiary domiciled in Switzerland (whether now existing or formed or redomiciled in the future), in each case including, to the extent possible, all accessory rights and rights which are or hereafter will be dependent upon any such claims, such as rights arising out of (bank) guarantees connected or hereafter to be connected with any such claim;

"Agent" means the Agent as identified in the parties list above and its permitted successors, as the case may be;

"Agreement" means this agreement (including its schedules) and all the terms contained in it;

"Assignment" means the security interest created by this Agreement pursuant to clause 2.

"Assignor" means the assignor as identified in the parties list above and its permitted successors, as the case may be;

"Business Day" means a day on which banks are open for business in Zug, Switzerland;

"DEBA" means the Swiss Federal Debt Enforcement and Bankruptcy Act (Schuldbetreibungs- und Konkursgesetz) of April 11, 1889;

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"Effective Date" means the date first set forth above;

"Loan and Security Agreement" has the meaning given to it in Background (A);

"Party" means a party to this Agreement;

1.2	Terms not defined in this Agreement shall have the meaning given to them in the Loan and Security Agreement.

1.3	The table of contents and headings and sub-headings of this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.4	The words "other", "include", "including" and "in particular" do not connote limitation in any way.

1.5	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders.

1.6	References to any person (which for the purposes of this Agreement shall include bodies corporate, unincorporated associations, partnerships, trusts, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person's successors.

1.7	References to recitals, schedules, clauses and sub-clauses are references to recitals, schedules, clauses and sub-clauses of this Agreement (unless otherwise specified) and references within a schedule to paragraphs are to paragraphs of that schedule (unless otherwise specified).

1.8	References in this Agreement to any statute, ordinance, statutory provision, regulation, directive or other legislation include a reference to that legislation as amended or replaced from time to time (whether before or after the Effective Date) and include any order, regulation, instrument or other subordinate legislation made under the relevant legislation, and references in this Agreement to any agreement or document include a reference to that agreement or document (including its schedules) as varied, amended, supplemented or replaced from time to time (whether before or after the Effective Date).

1.9	References to any Swiss legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organization, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than Switzerland be deemed to refer to and include that action, remedy, method of judicial proceeding, legal document, legal status, court, organization, body, official, legal concept, state of affairs or thing which most nearly approximates in that jurisdiction to the Swiss legal term.

1.10	Where a German term has been inserted after an English term in italics, the German term alone shall be authoritative for the purpose of interpreting such English term, without regard to any other interpretation of the English term.

1.11	This Agreement is drafted in English for convenience purposes only, and the fact that the English language is used herein shall not be a reason to refer to laws, doctrine or case law of any English-speaking jurisdiction in the interpretation of this Agreement. Rather, this Agreement, and the security created hereunder, shall exclusively be interpreted by reference to Swiss laws, doctrine and case law.

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1.12	Any reference to "writing" or "written" includes faxes and any legible reproduction of words delivered in permanent and tangible form, and PDF files transmitted by e-mail (but not plain e-mail).

2.	Role of the Agent

2.1	Any reference in this Agreement to the Agent shall, unless expressly otherwise provided, be a reference to the Agent acting for its own benefit and for the benefit of the Lender.

3.	Assignment

3.1	For the purpose of securing the Secured Obligations, the Assignor hereby undertakes to assign and hereby assigns by way of security assignment (Sicherungszession) any and all Account Receivables to the Agent, and the Agent hereby accepts such assignment. Where an Account Receivable does not yet exist on the Effective Date, its assignment shall become effective with the arising of such future Account Receivable (Abtetung einer künftigen Forderung).

3.2	For the avoidance of doubt and notwithstanding any provision of this Agreement to the contrary, the Parties acknowledge and agree that each assignment made under this Agreement is immediate (with effect as of the Effective Date for the initial assignment) and unconditional.

4.	Continuing and additional security

4.1	The Assignment shall remain in force, and shall not be satisfied by any intermediate payment or intermediate satisfaction of any part of the Secured Obligations or by any intermediate settlement of accounts, until all of the Secured Obligations have been unconditionally and irrevocably paid in full (other than inchoate indemnity obligations) and no further Secured Obligations are capable of arising.

4.2	If any payment remitted in order to pay the Secured Obligations, in the course of bankruptcy proceedings, on the grounds of fraudulent preference or otherwise, is deemed capable of being avoided or set aside or ordered to be refunded or reduced, the obligations of the Assignor hereunder shall revive and the security interest constituted by this Agreement shall continue with respect to the Secured Obligations to the extent any payment thereof is deemed capable of being avoided, set aside or ordered to be refunded or reduced.

4.3	The Assignment shall be cumulative, and shall be in addition to, and shall not in any way be prejudiced by or dependent on any collateral or other security now or thereafter held by or for the benefit of the Agent as security for the Secured Obligations or any lien to which it may be entitled (whether by contract or statute). The rights of the Agent hereunder are in addition to and not in lieu of those provided by law. The Assignment secures the Agent up to the amount of the Secured Obligations from time to time outstanding.

4.4	To the fullest extent permitted by applicable law, the Assignor waives any right it may have to require the Agent to first proceed against, or claim payment from, any person or enforce any guarantee or security granted by any person before enforcing this Agreement and/or its rights hereunder or pursuant hereto.

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5.	Variation of Secured Obligations

5.1	The Assignor herewith expressly agrees that the Assignment shall (to the extent legally possible) extend from time to time to any (however fundamental) variation, increase or extension of the Secured Obligations.

6.	Representations and warranties

6.1	In addition to, and without in any way limiting the representations and warranties made in the other Loan Documents, but subject to the security rights created and the obligations imposed on the Assignor by virtue of this Agreement or any other Loan Document, the Assignor hereby represents and warrants that on the Effective Date and on each Advance Date:

(a)	it is duly incorporated and validly existing under the laws of Switzerland and has the power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	this Agreement constitutes legal, valid and binding obligations of the Assignor enforceable in accordance with the terms and conditions set forth herein;

(c)	the entering into, the execution and the performance of this Agreement have been duly authorized by all necessary corporate and other action and do not conflict with, and (with regard to agreements) do not constitute an event of default under, any provision of its articles of association or other constitutional documents or any provision of law, regulation, decision, decree, order of court, of an arbitration panel or of a public authority or any agreement, arrangement or other instrument to which the Assignor is a party or by which it or any of its assets are bound or affected;

(d)	it is the sole creditor and beneficiary of, and entitled to all rights and benefits in relation to, the Account Receivables, except for defenses of law or of fact (Einreden und Einwendungen) which its debtors may have, and the absence of which as of the Effective Date it hereby confirms;

(e)	it has not assigned, transferred, sold or otherwise disposed of, the benefit of all or any of its rights, title and interest in the Account Receivables;

(f)	save for Permitted Liens, the Account Receivables are free and clear from any Liens;

(g)	no claims or proceedings are pending or threatened in connection with the Account Receivables; and

(h)	the Account Receivables are fully assignable as of the date of their assignment to the Agent hereunder purportedly becoming effective.

6.2	The representations and warranties above are made at the time(s) as set out in clause 6.1 and are repeated as of the date of each assignment of Account Receivables purportedly becoming effective hereunder.

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7.	Covenants of Assignor

7.1	On the Closing Date, the Assignor shall deliver to the Agent a copy of each:

(a)	the minutes of a resolution passed by the board of directors of the Assignor approving the entering into, execution and performance by the Assignor of this Agreement; and

(b)	a list of all Account Receivables outstanding as at the end of the last fiscal quarter preceding the Effective Date or as of a more recent date as the Assignor deems fit, setting forth the exact amounts owed to the Assignor.

7.2	The Assignor undertakes and covenants for as long as any of the Secured Obligations remains unpaid or is capable of arising as follows:

(a)	unless expressly otherwise permitted by the Loan and Security Agreement, not to enter into any legal instrument relating to, or grant or permit to be created or to subsist any Lien over, other than a Permitted Lien, or dispose of, or waive, or assign any of the Account Receivables or take or permit any other action or omission that could impair or jeopardize any rights of the Agent under this Agreement or could impair or jeopardize the enforcement of the security interest under this Agreement or the value of the Account Receivables; and

(b)	to promptly do all things and execute all documents that are reasonably requested by the Agent from time to time for the purpose of the exercise of the Agent's rights hereunder or securing or perfecting the security interest under this Agreement.

8.	Administration of Account Receivables

8.1	The Agent is exclusively entitled to collect, terminate and administer the Account Receivables.

8.2	The Agent, however, hereby authorizes the Assignor to collect, terminate and administer the Account Receivables in the ordinary course of its business for as long as no Event of Default has occurred and is continuing. After the occurrence of an Event of Default and during the continuance thereof, the Assignor shall not, without the prior written consent of the Agent, dispose of or collect any Account Receivables.

8.3	Notwithstanding clause 8.2 (and any other provision of this Agreement), the Parties agree that the security interest contemplated by this Agreement shall become effective as of the Effective Date.

9.	Realization

9.1	Upon the occurrence of an Event of Default and during the continuance thereof, the Assignor shall, upon request of the Agent, execute all documents and do all other things that the Agent may reasonably require to facilitate the realization of the Account Receivables.

9.2	Upon the occurrence of an Event of Default and during the continuance thereof, promptly upon being requested by the Agent to do so, the Assignor shall send (with a copy to the Agent) a notice to be established in accordance with Schedule 1 (or with such other form as the Agent may deem appropriate) to the debtors of the Account Receivables. If following an Event of Default any order is made, or any transaction is entered into, which may result in Account Receivables

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being owed by a new debtor, which was not covered by a notice given pursuant to this clause 9.2, the Assignor shall immediately send a notice (with a copy to the Agent) to such new debtor in accordance with Schedule 1 (or with such other form as the Agent may deem appropriate). However, nothing in this Agreement shall preclude the Agent from sending at any time on or after the Effective Date any assignment notice directly to any debtor of Account Receivables upon the occurrence of an Event of Default and during the continuance thereof or if its otherwise necessary to protect the security interest under this Agreement.

9.3	Upon the occurrence of an Event of Default and during the continuance thereof, the Agent shall without further notification at any time be, at its sole discretion, entitled, but not obligated:

(a)	without prejudice to the generality of clause 8.1, to collect the Account Receivables, when due, from the relevant debtors; and/or

(b)	to realize the Account Receivables in full or in part through a bona fide private sale (private Verwertung) at fair market value or acquisition of the Account Receivables for its own account (Selbsteintritt) at fair market value, in either case without having to initiate proceedings under, and without regard to the formalities provided in, the DEBA;

in each case applying the resulting proceeds to the discharge of the Secured Obligations in accordance with the terms of the Loan and Security Agreement. The Agent shall promptly account for the proceeds of any collection or sale.

9.4	Upon the occurrence of an Event of Default and during the continuance thereof, the Assignor shall without delay transfer any payment of the Account Receivables it receives to the account so designated by the Agent and, until such transfer occurs, shall hold the respective funds in trust for the Agent and segregated from other funds of the Assignor.

9.5	Notwithstanding the provisions in this clause 9, the Agent is at liberty to enforce any Secured Obligations prior to the collection or enforcement of any Account Receivables and to commence or pursue the regular debt enforcement proceedings against the Assignor or any other debtor of any of the Secured Obligations without having first to collect or enforce any Account Receivables, without foregoing any of its rights hereunder.

9.6	If the proceeds resulting from enforcement actions pursuant to this clause 9 exceed the Secured Obligations, upon unconditional and irrevocable satisfaction of all Secured Obligations (except for inchoate indemnity obligations) and no further Secured Obligations being capable of arising, the Agent shall promptly account for and remit the excess amount to the Assignor.

9.7	For the avoidance of doubt, it is expressly agreed that the Assignor shall remain liable for any Secured Obligations which are not finally settled by application of the proceeds of the realization of the Account Receivables (keine Abtretung an Zahlungs Statt).

10.	Waiver of secrecy rights

10.1	The Assignor hereby irrevocably and unconditionally waives any secrecy rights to the extent necessary for the Agent to exercise its rights (including, but not limited to, its rights under clause 13) and obligations under this Agreement.

10.2	Upon occurrence of an Event of Default and during the continuance thereof, the Assignor shall, upon reasonable request of the Agent, authorize and instruct each debtor of the Account

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Receivables who is subject to a secrecy obligation to disclose any information relating to the Account Receivables to the Agent to the extent necessary for the Agent to exercise its rights and obligations under this Agreement.

11.	Audit

11.1	The Agent is entitled to inspect and audit the status of the Account Receivables and to request information and production of relating documents from the Assignor pursuant to section 7.2 of the Loan and Security Agreement.

11.2	The Assignor undertakes to provide the Agent within five Business Days upon the occurrence of an Event of Default with a current list of all Account Receivables, setting forth the details of the Account Receivables as well as any other information the Agent may reasonably request.

12.	Reassignment of Account Receivables

12.1	Upon discharge of the Secured Obligations pursuant to clause 4.1, the Agent herewith undertakes to reassign to the Assignor, at the cost of the Assignor, free and clear of any Lien created by the Agent, any and all Account Receivables and to do any and all acts reasonably required for such reassignment.

12.2	For the sake of clarity it is expressly agreed that clauses 4.2 and 13.2 shall survive the release as per clause 12.1 and – except as explicitly agreed otherwise – the termination of this Agreement for as long as respective claims are capable of arising, provided, however, that the occurrence of any claims under clause 13.2 after such release or termination shall not result in a revival of the security interest constituted by this Agreement.

13.	Assignments and transfers

13.1	If a replacement or successor agent of the Agent is appointed in accordance with the terms of the Loan and Security Agreement, the Agent shall automatically be replaced by that replacement or successor agent as the respective Party to this Agreement, such replacement being valid and enforceable for and against the Assignor upon notification to the Assignor of such replacement or succession including evidence of the due (i) assignment and transfer of any and all rights and obligations of the Agent under this Agreement and (ii) assignment of the Account Receivables by the Agent to the successor agent.

13.2	The rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Agent.

14.	Expenses and indemnification

14.1	The Assignor's obligation to reimburse the Agent for costs, expenses, fees and damages shall be governed by section 6.3 of the Loan and Security Agreement.

14.2	Unless caused (by action or omission) intentionally or – if and to the extent the law permits – grossly negligently, the Agent shall not be liable for any losses of the Assignor arising in connection with the exercise or purported exercise of any of its rights, power and discretion under this Agreement.

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15.	Amendment and waiver

15.1	Any amendment of this Agreement, including any amendment of this clause 15.1, must be in writing in order to be valid.

15.2	A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the Party to which the waiver is addressed and the circumstances for which it is given.

15.3	The failure or delay by a Party in exercising any right or remedy under or in connection with this Agreement will not constitute a waiver of such right or remedy.

15.4	No waiver of any provision of this Agreement or of any right or remedy in connection with this Agreement shall constitute a continuing waiver or a waiver relating to a subsequent breach of such provision, right or remedy under this Agreement.

16.	Notices

16.1	Any notice to be given under this Agreement shall be given pursuant to section 11.2 of the Loan and Security Agreement.

17.	Language

17.1	All notices or formal communications in connection with this Agreement shall be in English.

18.	Severance

18.1	The invalidity of individual parts of this Agreement shall have no impact on the validity of the Agreement as a whole. The Parties agree that if any provision or part of a provision of this Agreement is deemed invalid, inoperative or otherwise not enforceable, the Agreement as a whole shall remain valid and the invalid provision or part of a provision shall be replaced by a provision which the Parties would have agreed on in good faith if they had been aware of the invalidity.

19.	Entire agreement

19.1	In this clause 19, references to this Agreement include all other written agreements and arrangements between the Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

19.2	This Agreement constitutes the whole and only understanding between the Parties in relation to its subject matter. All previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing and each of the Parties acknowledges to the other that it is not entering into this Agreement in consequence of or in reliance on anything it is the purpose of this clause to exclude.

19.3	The schedules to this Agreement are an integral part of this Agreement.

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20.	Governing law and jurisdiction

20.1	This Agreement and the security interest created hereunder shall in all respects, including without limitation the assignment of the Account Receivables for security purposes, be governed by and construed in accordance with Swiss substantive law.

20.2	The Parties submit to the exclusive jurisdiction of the competent court of Zurich 1 for all disputes arising out of or in connection with this Agreement.

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Assignor	Auris Medical Holding AG

Name: Title:

Name: Title:

Agent, acting for itself and for the benefit of the other Lenders	Hercules Capital, Inc.

Name: Title:

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Schedule 1
Notification Letter (Upon Event of Default)

Form:	Letter by Registered Mail

From:	The Assignor

To:	The debtor of Account Receivables

Cc:	The Agent

Notification of Assignment

Sir / Madam,

We write this letter to you both in our name and in the name of [●] (the "Agent").

We inform you that we have unconditionally assigned for security purposes to the Agent all current and future, actual and contingent, principal and ancillary claims against you under, and in connection with, our current and future business relationship with you (the "Account Receivables").

Any payment relating to the Account Receivables must be made by you to:

Bank: [●]

SIC/SWIFT: [●]

Account holder: [●]

IBAN: [●]

Reference: [●]

Please note that only payments made by you to the above account (or to such other account as indicated to you by the Agent) shall release you from any payment obligation in respect of any of the Account Receivables. Further note that this notice of assignment may only be revoked with the consent of the Agent.

This letter is only a notification of assignment and shall not otherwise affect our business relationship.

Yours sincerely,

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List of Accounts Receivable according to Section 7.1(b)

Receivables owed by Auris Medical AG:

-	(Subordinated) loan receivable pursuant to the loan agreement dated December 31, 2014

-	(Subordinated) loan receivable pursuant to the loan agreement dated April 1, 2016

-	Current account credit

Receivables owed by Otolanum AG:

-	(Subordinated) loan receivable pursuant to the loan agreement dated December 31, 2014

-	(Subordinated) loan receivable pursuant to the loan agreement dated April 1, 2016